Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Matt Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG AGREES TO SELL UNITED GUARANTY CORPORATION TO ARCH CAPITAL GROUP FOR $3.4 BILLION

NEW YORK – August 15, 2016 – American International Group, Inc. (NYSE:AIG) today announced that it has entered into an agreement to sell its 100 percent interest in United Guaranty Corporation (UGC) to Arch Capital Group Ltd. (Arch; NASDAQ:ACGL), a Bermuda-based writer of specialty lines of property and casualty insurance and reinsurance, as well as mortgage insurance and reinsurance, on a worldwide basis.

Total consideration for the transaction is $3.4 billion, consisting of $2.2 billion of cash, $250 million of newly issued Arch perpetual preferred stock, and $975 million of newly issued Arch convertible non-voting common-equivalent preferred stock.

In lieu of receiving the perpetual preferred stock, AIG may elect to receive up to $250 million in pre-closing dividends, subject to regulatory approval, or Arch may provide additional cash consideration. In addition to the $3.4 billion of total consideration, AIG will retain all mortgage insurance business ceded under an existing 50% quota share agreement between UGC and AIG subsidiaries for business originated from 2014 through 2016.

“Today we have reached an important milestone in a strategy we committed to in March 2015, when I stated in my first shareholder letter as AIG CEO that we would ‘sculpt the future AIG’ into a more focused company and that selective divestitures would be an important part of reaching that goal,” said Peter Hancock, President and Chief Executive Officer of AIG. “We restated that objective earlier this year when we made the IPO and eventual sale of UGC a key part of an updated overall strategic framework for AIG.”

“We believe this transaction maximizes UGC’s value while further streamlining our organization. It puts us in a stronger position to invest in the talent and technology essential to being our clients’ most valued insurer, while we continue to deliver on the promise made by AIG’s Board and management to return $25 billion to our shareholders by the end of 2017. The deal also maintains our affiliation with the mortgage insurance market and its leading company, through retention of recent business written by UGC and our stake in Arch.”

Closing of this transaction is subject to required regulatory approvals.

FOR IMMEDIATE RELEASE

Each share of convertible non-voting common-equivalent preferred stock automatically converts to ten Arch common shares upon transfer to a third-party in a widely dispersed offering or certain other transfers. Based on the closing stock price of Arch on August 12, 2016, the convertible non-voting common-equivalent preferred stock would convert into approximately 9% of the Arch common stock (based on the number of shares outstanding that day). AIG has agreed to enter into an investor rights agreement with Arch, which will provide, among other things, customary registration rights following a lock-up period.

“We are excited about the combination of ACGL and United Guaranty because these companies have led the market in innovation through their risk based pricing models and focus on data analytics,” said Dinos Iordanou, Chairman and CEO of Arch Capital Group Ltd. “We believe that the companies’ complementary risk management cultures will further accelerate innovation and sound risk management and help us to maximize our best-in-class processes in the specialty insurance space.”

Mr. Hancock added, “We believe UGC and the outstanding professionals who work there have gained a strong partner in Arch to continue to grow and facilitate home ownership for consumers and provide valuable and necessary protection to mortgage lenders.”

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC served as financial advisors to AIG, and Sullivan & Cromwell LLP served as legal advisor to AIG on the transaction.

UGC is the leading private mortgage insurance company in the United States with $186.4 billion of first-lien primary mortgage insurance in force as of June 30, 2016. UGC has active relationships with over 1,800 customers and approximately 1,050 employees including a national sales force of approximately 100 professionals. UGC is headquartered in Greensboro, North Carolina and is a wholly owned subsidiary of AIG.

Arch Capital Group Ltd. is a Bermuda public limited liability company with approximately $7.60 billion in capital at June 30, 2016, and, through operations in Bermuda, the United States, Europe and Canada, writes specialty lines of property and casualty insurance and reinsurance, as well as mortgage insurance and reinsurance, on a worldwide basis.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including the closing of the transaction described herein, are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities

FOR IMMEDIATE RELEASE

laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause AIG’s actual results to differ, possibly materially, from any forward-looking statements include the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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